Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-268257) and Form S-8 (Nos. 333-260620; 333-263352; 333-268258) of Arteris, Inc. of our report dated February 28, 2023, relating to the consolidated financial statements of Arteris, Inc. which appears in this Annual Report Form 10-K for the year ended December 31, 2022.

/s/ Moss Adams LLP

San Francisco, California
February 28, 2023